EXHIBIT 99.1

FirstEnergy Nuclear Operating Company	For Immediate Release
76 South Main Street
Akron, OH 44308
www.firstenergycorp.com

News Media Contact:
Todd Schneider
(330) 761-4055

FENOC responds to NRC on Davis-Besse reports

FirstEnergy Nuclear Operating Company (FENOC) yesterday filed with the Nuclear Regulatory Commission (NRC) a response to the commission’s Demand for Information (DFI) issued May 14, 2007.  The demand is related to recent reports prepared for arbitration of an insurance claim for replacing the damaged reactor head at the company’s Davis-Besse plant in 2002.  The response is expected to be available through the NRC Web site, www.nrc.gov, later today.

In its response, FENOC reaffirms that it accepts full responsibility for the mistakes and omissions leading up to the damage to the reactor vessel head and that the company maintains its strong commitment to operate Davis-Besse and its other nuclear plants safely and responsibly.  FENOC also reaffirms the validity of its own analysis of the event’s root causes and corrective actions, which was confirmed through a detailed review.  Additionally, this review reinforces that no further steps are necessary to assure plant safety at Davis-Besse and similar plants.  The company’s response also addressed three specific areas requested by the NRC:

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After closely reviewing a report by Exponent Failure Analysis Associates examining the reactor head damage, FENOC continues to believe that if it would have properly implemented the boric acid corrosion control program, leaks from control rod drive nozzles would have been visible in 2000 or before. Accordingly, FENOC continues to support the validity of its own root cause analysis.  Furthermore, the company believes its root cause analysis is a comprehensive and correct source on which to base corrective actions preventing the recurrence of such events.

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Regarding a separate insurance arbitration-related report prepared by Roger J. Mattson, Ph.D., FENOC endorses some but not all of this report’s conclusions.  Additionally, some of Mattson’s conclusions are his personal opinion that the company is unable to endorse or validate.  The conclusions FENOC does endorse are not in conflict with the root cause reports.  Further, the company’s corrective actions remain effective.

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FENOC acknowledges in its response that, given the high level of general interest in events at Davis-Besse and consistent with the company’s practice of open and candid communications with the NRC, earlier communications with the NRC about the Exponent and Mattson reports would have been beneficial.  To ensure close and early communications with the NRC, the company will develop a formal process to review technical reports regarding its nuclear stations that are prepared as part of a commercial matter.

The NRC, FENOC and Nuclear Energy Institute have clearly concluded issues raised in these reports do not impact the safe and reliable operations of Davis-Besse and other similar plants.

FENOC will continue working with regulators to resolve any issues around these matters, including meeting publicly with the NRC later this month to discuss the DFI and yesterday’s response.

FENOC is a subsidiary of FirstEnergy Corp. (NYSE: FE), a diversified energy company headquartered in Akron, Ohio.  FENOC operates the Beaver Valley Nuclear Power Station in Shippingport, Pennsylvania, the Davis-Besse Power Station in Oak Harbor, Ohio and the Perry Nuclear Power Plant in Perry, Ohio.

Forward-Looking Statements:This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the NRC (including, but not limited to, the Demand For Information issued to FENOC on May 14, 2007) and the various state public utility commissions as disclosed in our SEC filings, the timing and outcome of various proceedings before the PUCO (including, but not limited to, the Distribution Rate Cases for the Ohio Companies and the successful resolution of the issues remanded to the PUCO by the Ohio Supreme Court regarding the Rate Stabilization Plan) and the PPUC (including the transition rate plan filings for Met-Ed and Penelec and the Pennsylvania Power Company Default Service Plan filing), the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the successful structuring and completion of a potential sale and leaseback transaction for Bruce Mansfield Unit 1 currently under consideration by management, any final adjustment in the purchase price per share under the accelerated share repurchase program announced March 2, 2007, the risks and other factors discussed from time to time in our SEC filings, and other similar factors.  We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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